Exhibit 5.3

50 West Liberty Street, Suite 750 Reno, Nevada 89501 Main 775.323.1601 Fax 775.348.7250	A Professional Law Corporation

June 9, 2021

KB Home

10990 Wilshire Boulevard

Los Angeles, CA 90024

Re: KB Home 4.00% Senior Notes due 2031

Ladies and Gentlemen:

We have acted as Nevada counsel, at the request of KB Home, a Delaware corporation (the “Company”), on behalf of KB HOME Reno Inc. and KB HOME Las Vegas Inc., each a Nevada corporation (collectively, the “Nevada Guarantors”), in connection with the Company’s offer and sale of $390,000,000 in aggregate principal amount of the Company’s 4.00% Senior Notes due 2031 (the “Securities”), the offer and sale of which was registered on its Registration Statement on Form S-3 (File No. 333-239778, as may be amended from time to time (the “Registration Statement”). The offering is being made pursuant to the Underwriting Agreement dated May 25, 2021 (the “Underwriting Agreement”), by and among (i) the Company, (ii) the guarantors named therein and (iii) BofA Securities, Inc., as representatives of the several Underwriters named in Schedule B thereto and MUFG Securities Americas Inc., as Qualified Independent Underwriter. The Securities are to be issued pursuant to an Indenture dated as of January 28, 2004 (the “Base Indenture”), as amended and supplemented by a First Supplemental Indenture dated as of January 28, 2004 (the “First Supplemental Indenture”), a Second Supplemental Indenture dated as of June 30, 2004 (the “Second Supplemental Indenture”), a Third Supplemental Indenture dated as of May 1, 2006 (the “Third Supplemental Indenture”), a Fourth Supplemental Indenture dated as of November 9, 2006 (the “Fourth Supplemental Indenture”), a Fifth Supplemental Indenture dated as of August 17, 2007 (the “Fifth Supplemental Indenture”), a Sixth Supplemental Indenture dated as of January 30, 2012 (the “Sixth Supplemental Indenture”), a Seventh Supplemental Indenture dated as of January 11, 2013, (the “Seventh Supplemental Indenture”), an Eighth Supplemental Indenture dated as of March 12, 2013 (the “Eighth Supplemental Indenture”), a Ninth Supplemental Indenture dated as of February 28, 2014 (the “Ninth Supplemental Indenture”), and a Tenth Supplemental Indenture dated as of January 22, 2019 (the “Tenth Supplemental Indenture”); the Base Indenture, as amended and supplemented by the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture, the Fifth Supplemental Indenture, the Sixth Supplemental Indenture, the Seventh Supplemental Indenture, the Eighth Supplemental Indenture, the Ninth Supplemental Indenture, and the Tenth Supplemental

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Indenture is hereinafter called the “Indenture”, each among the Company, the guarantors party thereto and U.S. Bank National Association (successor in interest to SunTrust Bank), as trustee, and the Officers’ Certificate and Guarantors’ Officers’ Certificate dated June 9, 2021 establishing the form and terms of the Securities (the “Officers’ Certificate”). The Securities will be guaranteed by each of the Nevada Guarantors pursuant to the Indenture.

In connection with rendering this opinion, we have made such legal and factual examinations and inquiries and obtained such advice, assurances and certificates as we have deemed necessary or advisable under the circumstances in order to render this opinion including, but not limited to, an examination of originals or copies of the following:

(a) The Indenture;

(b) The Articles of Incorporation of Kaufman and Broad Reno, Inc. (now known as KB HOME Reno Inc.), filed with the Nevada Secretary of State on December 1, 1998; and Certificate of Amendment filed with the Nevada Secretary of State’s Office on August 31, 2004;

(c) The Code of Bylaws of Kaufman and Broad of Reno, Inc. (now known as KB HOME Reno Inc.) dated December 2, 1998;

(d) The Written Consent Resolution of the Directors of KB HOME Reno Inc. authorizing the execution, delivery and performance of its obligations under, and the consummation of the transactions contemplated by, the Indenture and the Underwriting Agreement, including the guaranty of the Company’s obligations under the Indenture and the Securities;

(e) The Articles of Incorporation of KB HOME Las Vegas Inc. filed with the Nevada Secretary of State on February 11, 2010;

(f) The By-laws of KB HOME Las Vegas Inc., dated as of February 11, 2010;

(g) The Written Consent Resolution of the Directors of KB HOME Las Vegas Inc. authorizing the execution, delivery and performance of its obligations under, and the consummation of the transactions contemplated by, the Indenture and the Underwriting Agreement, including the guaranty of the Company’s obligations under the Indenture and the Securities;

(h) The Secretary’s Certificate of the Company delivered to us in connection with the offer and sale of the Securities;

(i) Certificates of Good Standing of the Nevada Guarantors, each dated as of May 20, 2021 issued by the Nevada Secretary of State;

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(j) The Underwriting Agreement;

(k) A photocopy of the executed global note representing the aggregate principal amount of all of the Securities;

(l) The Officers’ Certificate.

In connection with this opinion, we have examined and relied upon the representations and warranties as to factual matters contained in and made pursuant to the Underwriting Agreement by the various parties and the Secretary’s Certificate, including as to the fact of delivery of the Indenture and the Underwriting Agreement, and upon originals or copies certified to our satisfaction of such records, documents, certificates, opinions, memoranda, and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

Our opinion is expressed only with respect to the laws of the State of Nevada.

On the basis of the foregoing, and subject to the General Qualifications set forth in Schedule A to this letter, the Assumptions set forth in Schedule B to this letter, and the Excluded Law and Legal Issues set forth in Schedule C to this letter, in reliance thereon, and with the foregoing qualifications, we are of the opinion that:

A. Each Nevada Guarantor is a corporation organized under the laws of the State of Nevada, has been duly organized and validly exists as a corporation in good standing under the laws of the State of Nevada and has power and authority as a corporation to enter into and perform its obligations under the Indenture and the Officers’ Certificate.

B. The Indenture and the Officers’ Certificate have been duly authorized, executed and delivered by each Nevada Guarantor.

Our opinions set forth above are limited to the matters expressly set forth in this opinion letter, and no opinion may be implied or inferred beyond the matters expressly stated. This opinion letter speaks only as to the law and facts in effect or existing as of the date hereof, and we undertake no obligation or responsibility to update or supplement our opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in law which may hereafter occur.

We hereby consent to the filing of this opinion letter as an exhibit to the Company’s Current Report filed on Form 8-K or the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder. Munger, Tolles & Olson LLP may rely on this opinion letter as if it were an addressee hereof on this date for the sole purpose of rendering its opinion letter to the Company relating to the offering of the Securities, as filed as an exhibit to the Company’s Current Report filed on Form 8-K or the Registration Statement.

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Sincerely,

PARSONS BEHLE & LATIMER

/s/ Parsons Behle & Latimer

SCHEDULE A

GENERAL QUALIFICATIONS

The opinions in the letter to which this Schedule is attached (“our letter”) are subject to the qualifications as set forth in this Schedule A.

1. Bankruptcy and Insolvency Exception. Each of the opinions of our letter is subject to the effect of bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws relating to creditors’ rights.

SCHEDULE B

ASSUMPTIONS

For purposes of our opinion letter, we have relied, without investigation, upon each of the following assumptions:

1. Each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine;

2. Each certificate obtained from a governmental authority relied on by us is accurate, complete and authentic and all relevant official public records to which each such certificate relates are accurate and complete; and

3. Each Nevada Guarantor’s bylaws and all amendments to each such document have been adopted in accordance with all applicable legal requirements.

SCHEDULE C

EXCLUDED LAW AND LEGAL ISSUES

None of the opinions or advice contained in our opinion letter covers or otherwise addresses any of the following laws, regulations or other governmental requirements or legal issues:

1. Federal laws, including federal regulations;

2. Fraudulent transfer and fraudulent conveyance laws; and

3. Nevada State Securities (Blue Sky) laws.